

Cecily Brown

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Cecily Brown is regarded as a pivotal female painter for her allegorical and evocative contemporary abstractions.


CECILY
BROWN

WHY WE LIKE THIS PAINTING

In the Painting, Cecily Brown has relied on her signature style of abstracted representation to create a lush, vibrantly painted composition.

While the narrative of the Painting remains obscured, a tree can be discerned as the central focus of the work, whose branches spread through the top half of the canvas, surrounded by fleshy peach and verdant green impasto brushstrokes. As with Brown's best paintings, the abstraction is synonymous with her aesthetic. The palette used for the Painting has been revisited by the artist many times, and numerous canvases explore the presence of figures in outdoor landscapes, while the title of the work together with the tree recalls a potentially Biblical theme of the Garden of Eden, or the Tree of Life. The Painting is a particularly rare work by the artist, suggested by the fact that it is the only work of its size in a vertical format that was created in the late 1990s to have ever appeared at public auction. The year, size, composition, level of complexity and vibrant palette make the Painting a unique and particularly desirable work by the artist.

The late 1990s was a seminal period in the artist's career and studio practice. Cecily Brown's work became more recognized after her 1997 solo debut in New York City at Deitch Projects, titled 'Spectacle', that featured vibrant paintings of rabbits engaging in nonsensical sexual activity. The works presented in her next solo exhibition at Deitch Projects a year later, titled 'High Society', displayed works that were focused instead on erotic scenes with human figures, that painterly masked the overtness of sexual performance with inventive abstraction. As of September 2, 2020, this period of the artist's career has produced four out of five of the artist's top records at auction.

As of September 2, 2020, the Painting is one of a few works of this scale, and the only work of a vertical format, that was created in the late 1990s to have ever been sold at auction. The Painting itself has been sold twice prior at auctions in London: on July 1, 2008 for £157,250 ($313,477), and again, on February 15, 2013 for £199,250 ($309,156). The 2013 sale of the Painting resulted in an implied annualized price appreciation of 5.2%, as calculated based on the local currency of the sale room. This return can be explained, in part, by the average increase in hammer prices across Cecily Brown's total market during the holding period, which was 3.9% CAGR in average hammer prices from the year ending December 31, 2008 to the year ending December 31, 2013. Since 2013, the market for Cecily Brown's work has moved considerably, evidenced in part by a 17.2% CAGR in average hammer prices from the year ending December 31, 2013 to the year ending December 31, 2019. This market analysis is based on average hammer prices in auction sales of paintings as tracked by ArtPrice, which excludes buyer's premium, sales tax, VAT or artist resale rights. These two prior sales are included as part of the historical price appreciation for similar works to the Painting, which is comprised of a total of nine prior sales of the artist's work.

12.8%

HISTORICAL SIMILAR SALE RETURNS FOR BROWN

Learn more about price appreciation, and view our important disclosures

Deal Terms

THE PAINTING

Lured

Masterworks acquired the Painting (1998–99), which measures 28 inches by 24 inches, in a privately negotiated transaction from a private collector on September 2, 2020.



Lured
1998–1999
signed, titled and dated 98–99 on the reverse
oil on canvas
28 ¼ × 24 in (71.5 by 61 cm)

PRICE APPRECIATION OF SIMILAR WORKS BY CECILY BROWN

12.8%

Reflects realized prices of similar works selected by Masterworks based on public auction sales data. The historical price appreciation is used for comparative modeling purposes only. Each painting is unique and historical price appreciation of similar works is not a direct proxy for performance of the specific painting or the shares. There is no current market for the shares and performance of the shares will reflect costs and fees described in the Offering Circular that are not reflected in the historical price appreciation of similar works. Past performance is not indicative of future performance.

The set of similar sales comprise paintings by Cecily Brown with the following criteria: oil paintings, on canvas or linen, created between 1998 and 2012 that are presented in a vertical format and are no smaller than 25 inches by 22 inches and no larger than 45 inches by 32 inches. The data was sourced from publicly available auction records and does not include private sales. Price appreciation data is based on auction sales occurring prior to the qualification of the offering by the SEC and, unless otherwise indicated, has not been updated for sales occurring after such date.

Important Disclosures*

APPRAISED VALUE

$650,000

The amount reflects our appraisal of the fair value prior to our commitment to purchase the Painting. Our appraised value is based, in part, on a third-party appraisal. For this particular painting, our appraised value is identical to the third party appraisal. Investors are cautioned not to put undue emphasis on the appraisal.

OFFERING SIZE

$605,000

FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

Offering Circular

We file documents with the SEC which can be obtained on EDGAR—you should carefully review the information contained in the offering document relating to a particular offering before investing.

Similar Sales

Auction Results for Similar Paintings by Cecily Brown


$1.25m
$1.13m
$1m
$875k
$750k
$625k
$500k
$375k
$250k
$125k
$0
2008
2011
2014
2017
Similar Paintings

Reflects realized prices of similar works selected by Masterworks based on public auction sales data. The historical price appreciation is used for comparative modeling purposes only. Each painting is unique and historical price appreciation of similar works is not a direct proxy for performance of the specific painting or the shares. There is no current market for the shares and performance of the shares will reflect costs and fees described in the Offering Circular that are not reflected in the historical price appreciation of similar works. Past performance is not indicative of future performance.

The set of similar sales comprise paintings by Cecily Brown with the following criteria: oil paintings, on canvas or linen, created between 1998 and 2012 that are presented in a vertical format and are no smaller than 25 inches by 22 inches and no larger than 45 inches by 32 inches. The data was sourced from publicly available auction records and does not include private sales. Price appreciation data is based on auction sales occurring prior to the qualification of the offering by the SEC and, unless otherwise indicated, has not been updated for sales occurring after such date.

Important Disclosures*



Lured

Auction House	Sotheby's
Sales Date	Jul 4, 2008
Year	1998–1999
Sold For	**$313,477**



Untitled

Auction House	Christie's
Sales Date	Feb 17, 2011
Year	2007–2008
Sold For	**$141,204**



I'm Left, You're Right, She's Gone

Auction House	Sotheby's

Historical Cecily Brown Price Appreciation

The data below includes auction sales in which an object sold more than once at auction since the later of (i)1950 or (ii) the date of the artist's first auction sale as tracked by Masterworks, listed from most recent sale to least recent sale.



PURCHASE PRICE
$88,125

SALE PRICE
$842,500

GROSS APPRECIATION
▲ **9.56x** (8 years)



PURCHASE PRICE
$95,600

SALE PRICE
≈ **$881,171**

GROSS APPRECIATION
▲ **9.22x** (13 years)



PURCHASE PRICE
$110,500

SALE PRICE
$782,500

GROSS APPRECIATION
▲ **7.08x** (11 years)



PURCHASE PRICE
≈ $87,000

SALE PRICE
$669,805

GROSS APPRECIATION
▲ **7.69x** (~17 years)

MORE RESULTS

Biography

Cecily Brown (b. 1969, Britain) is considered to be one of the most important contemporary artists living today. The year after Brown received her BFA in 1993, from the Slade School of Art, she moved to New York to distance herself from the dominant artistic movement in London, known as the YBAs, or Young British Artists, which was focused on new media. Not long after settling in New York, Brown's distinctive, sensual oil canvases garnered the attention of acclaimed dealer Jeffrey Deitch, and she became the first painter he had ever shown. It only took two more years before Brown signed on with Gagosian Gallery, the mega-dealer who has represented some of the most important names in contemporary art, including Jean-Michel Basquiat, Cy Twombly and Richard Serra. In an unusual move, and in light of her growing fame, Brown chose to part with Gagosian in 2015 and pursue a new direction in her work with new representation.

Cecily Brown differs from many of her contemporaries; she presents a distinctly female point of view, while drawing on a rich art historical tradition of both abstraction and figurative painting. She also happens to be one of the few artists who has been profiled by publications such as Vogue and Vanity Fair. Brown has received a lot of critical attention for her bold, assertive canvases, stemming quite often from the controversial subject matter she depicts. In addition to numerous solo shows, her work has been displayed and is owned by some of the most influential cultural institutions in the US, and abroad, including the Solomon R. Guggenheim Museum and the Museum of Modern Art in New York, the Broad in Los Angeles, and the Tate Modern in London, among many others. Brown has also had two major solo survey shows: at the Louisiana Museum in Denmark from 2018 to 2019, and at the Hirshhorn Museum and Sculpture Center in Washington, DC from 2002 to 2003. Cecily Brown's top three auction records have been set in recent years from 2018 to 2020. As of September 2, 2020, the top record for the artist is *Suddenly Last Summer* (1999), which sold for $6,776,200 in 2018, followed by *Carnival and Lent* (2006-08), which sold for £4,859,750 ($6,136,594) in 2020, and *The Pyjama Game* (1997-98), which sold for HK$46,020,000 ($5,882,183), including buyer's premium.

Media













Documents

Offering Circular	Official Filing
Provenance	The Artist Galerie Thomas Victoria Miro Gallery Sotheby's London, Contemporary Art Evening Auction, 1 July 2008, Lot 13 Private Collection Phillips London, Contemporary Art Day, 15 February 2013, Lot 150 Private Collection Acquired from the above by Masterworks

MASTERWORKS

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PRICE APPRECIATION OF SIMILAR WORKS BY CECILY BROWN

12.8%

Reflects realized prices of similar works selected by Masterworks based on public auction sales data. The historical price appreciation is used for comparative modeling purposes only. Each painting is unique and historical price appreciation of similar works is not a direct proxy for performance of the specific painting or the shares. There is no current market for the shares and performance of the shares will reflect costs and fees described in the Offering Circular that are not reflected in the historical price appreciation of similar works. Past performance is not indicative of future performance.

The set of similar sales comprise paintings by Cecily Brown with the following criteria: oil paintings, on canvas or linen, created between 1998 and 2012 that are presented in a vertical format and are no smaller than 25 inches by 22 inches and no larger than 45 inches by 32 inches. The data was sourced from publicly available auction records and does not include private sales. Price appreciation data is based on auction sales occurring prior to the qualification o

for sales occu

Important Dis

APPRAISED VA

$650,0

The amount re

Painting. Our

painting, our a

to put undue

$650,000

APPRAISED VALUE

The amount reflects our appraisal of the fair value prior to our commitment to purchase the Painting. Our appraised value is based, in part, on a third-party appraisal. For this particular painting, our appraised value is identical to the third party appraisal.

OFFERING SIZE

$605,000

FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

Offering Circular

We file documents with the SEC which can be obtained on EDGAR—you should carefully review the information contained in the offering document relating to a particular offering before investing.



Lured

1998–1999

signed, titled and dated 98–99 on the reverse

oil on canvas

28 ¼ × 24 in (71.5 by 61 cm)